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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

                   CERTIFICATION AND NOTICE OF TERMINATION OF
               REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES
               EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
              REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                                                  Commission File Number 0-16169
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           Harding Lawson Associates Group, Inc. (nka Harding ESE, Inc.)
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             (Exact name of registrant as specified in its charter)

              707 17th Street, Suite 2400, Denver, Colorado 80202
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               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


                                  Common Stock
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            (Title of each class of securities covered by this Form)

                                      None
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             (Titles of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)


 Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:



       Rule 12g-4(a)(1)(i)     [X]         Rule 12h-3(b)(1)(i)        [ ]
       Rule 12g-4(a)(1)(ii)    [ ]         Rule 12h-3(b)(1)(ii)       [ ]
       Rule 12g-4(a)(2)(i)     [ ]         Rule 12h-3(b)(2)(i)        [ ]
       Rule 12g-4(a)(2)(ii)    [ ]         Rule 12h-3(b)(2)(ii)       [ ]
                                           Rule 15d-6                 [ ]

    Approximate number of holders of record as of the certification or notice date: 1
                                          ---

       Pursuant to the requirements of the Securities Exchange Act of 1934
          (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the
                       undersigned duly authorized person.


     DATE:        June 2, 2000                 BY:     /s/ Valorie B. Feher
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                                                      Valorie B. Feher
                                                      Vice President,
                                                      Finance and Administration